                                             CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
                                           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                         (Dollars in Millions)

                                            Nine Months
                                        Ended September 30,                  Year Ended December 31,
                                        -------------------   -----------------------------------------------------
                                               2001             2000       1999       1998       1997       1996
                                               ----           ---------  ---------  ---------  ---------  ---------
Net Income                                     $4,092            $5,185     $2,070     $1,339     $3,256     $2,607
Income Tax Expense                              2,954             4,085      1,578        495      2,246      2,133

Distributions (Less Than) Greater Than
Equity in Earnings of Affiliates                 (205)             (154)      (258)        25       (353)        83

Minority Interest                                   4                 6          4          7         11          4

Previously Capitalized Interest
   Charged to Earnings During Period               30                48         59         35         28         24

Interest and Debt Expense                         228               460        472        405        312        364

Interest Portion of Rentals*                      189               246        160        172        151        143
                                            ---------         ---------  ---------  ---------  ---------  ---------

Earnings Before Provision for
   Taxes And Fixed Charges                     $7,292            $9,876     $4,085     $2,478     $5,651     $5,358
                                            =========         =========  =========  =========  =========  =========

Interest and Debt Expense                      $  228            $  460     $  472     $  405     $  312     $  364

Interest Portion of Rentals*                      189               246        160        172        151        143

Capitalized Interest                               44                32          9         39         82        108
                                            ---------         ---------  ---------  ---------  ---------  ---------

Total Fixed Charges                            $  461            $  738     $  641     $  616     $  545     $  615
                                            =========         =========  =========  =========  =========  =========



Ratio Of Earnings To Fixed Charges              15.82             13.38       6.37       4.02      10.37       8.71


*  Calculated as one-third of rentals.